Exhibit 16.1

KPMG LLP

Stamford Square

3001 Summer Street

Stamford, CT 06905

June 27, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Olin Corporation Contributing Employee Ownership Plan and, under the date of June 21, 2004, we reported on the financial statements of the Olin Corporation Contributing Employee Ownership Plan as of and for the years ended December 31, 2003 and 2002. On May 12, 2005, our appointment as principal accountants was terminated. We have read Olin Corporation’s statements included under Item 4.01 of its Form 8-K dated June 27, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that Amper, Politziner & Mattia, P.C. were not consulted regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, (b) the type of audit opinion that might be rendered on the financial statements of the Plan; or (c) any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K.

Very truly yours,